UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1350
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 893-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On April 30, 2015, Lilis Energy, Inc. (“Lilis” or the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Swan Exploration, LLC (the “Seller”). Pursuant to the APA, at closing, Lilis would acquire non-operated leasehold working interests including interests in 53 producing wells and a 640 gross (499 net) acre block of undeveloped leasehold in the core area of the Wattenberg Field in Weld County, Colorado for approximately $5.5 million in cash, plus an additional aggregate amount of approximately $1.6 million to pay for the Company’s proportionate share of the ongoing cost of drilling and completing the additional active wells that are currently in progress pursuant to outstanding authorizations for expenditure, subject to customary closing adjustments, including adjustments based upon title and environmental due diligence (the “Acquisition”). In addition, the APA grants to Lilis a right of first refusal to acquire an additional 540 gross (416 net) acres in the core area of the Wattenberg Field. The Acquisition is expected to close prior to June 1, 2015.

The APA includes customary representations, warranties, covenants and indemnities by Lilis and the Seller. Lilis and the Seller’s obligations to close the transaction are conditioned upon, among other things, (i) the accuracy of representations and warranties, (ii) performance of covenants, (iii) obtaining all necessary third party consents, and (iv) limits upon the amount of aggregate adjustments to the purchase price. If the Acquisition is completed, Lilis would assume all liabilities, responsibilities, duties, and obligations that arise from or relate to the ownership, use, or operation of the properties and the related production and marketing of hydrocarbons, whether arising before, on, or after the effective date of the transaction. The APA contains termination rights for Lilis and the Seller, including (i) if conditions to closing are not satisfied through no fault of the terminating party, (ii) if the non-terminating party commits a material breach, and (iii) if closing does not occur by May 29, 2015, and is not extended by the mutual agreement of the parties. There can be no assurance that the conditions to closing the transaction will be satisfied and that the Acquisition will be completed. The above description of the material terms and conditions of the APA does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which is filed as exhibit 2.1 hereto.

The Company intends to fund the payment of the purchase price and associated costs for these assets by drawing down on its Credit Agreement with Heartland Bank as administrative agent, which was entered into on January 8, 2015, pursuant to which Lilis, at Heartland’s discretion, may receive loan advances of up to $50 million. Lilis has secured a financing commitment to complete the Acquisition, however, there can be no assurance that the Company will be able to obtain that or other financing on terms acceptable to it or at all. If the Company fails to do so, the APA will be terminated.

Item 7.01 Regulation FD Disclosure

On May 5, 2015, the Company issued a press release announcing the entry into the APA. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01.

The information included in this Item 7.01 and the press release attached hereto as Exhibit 99.1 is being furnished to the Securities and Exchange Commission in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Asset Purchase and Sale Agreement dated as of April 30, 2015 between Lilis Energy, Inc. and Swan Exploration, LLC.

99.1	Press Release of Lilis Energy, Inc. dated May 5, 2015.

*	Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain schedules to the exhibit. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2015	LILIS ENERGY, INC.

	By:	/s/ Kevin Nanke
Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase and Sale Agreement dated as of April 30, 2015 between Lilis Energy, Inc. and Swan Exploration, LLC.
99.1	Press Release of Lilis Energy, Inc. dated May 5, 2015.

*	Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain exhibits and schedules to the exhibit. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit upon request.

4